UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934

                                October 12, 2006
(Date of Report (Date of Earliest Event Reported))

                                 LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	1-9656	38-0751137
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Indentification Number)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code (734) 241-4074

                                           None

        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01: Regulation FD Disclosure

On October 12, 2006, the Registrant issued a press release updating the fiscal 2007 second quarter earnings guidance.  A copy of the press release is attached hereto as Exhibit 99.

Item 9.01  Financial Statements and Exhibits

The following exhibit is furnished as part of this report:

Exhibit No.	Description
99	Press Release issued October 12, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED (Registrant)

Date: October 12, 2006

BY: /S/ Mark Copping Mark Copping Corporate Controller On behalf of the registrant and as Chief Accounting Officer

Exhibit 99

NEWS RELEASE

Contact: Mark Stegeman	(734) 241-4418	mark.stegeman@la-z-boy.com

LA-Z-BOY COMMENTS ON BUSINESS OUTLOOK

MONROE, MI. October 12, 2006 – La-Z-Boy Incorporated (NYSE, PCX: LZB) announced today it now expects earnings per share for its second fiscal quarter ending October 28, 2006 to be in the range of $0.01 — $0.04 per share. The previously announced expected range of earnings per share was $0.11 — $0.15. During last year’s second fiscal quarter, the company had a loss of $0.12 per share, which included an after-tax restructuring charge of $0.10 per share related to the closure of its Waterloo, Ontario upholstery facility and $0.01 in income from discontinued operations.

La-Z-Boy President and CEO Kurt Darrow noted, “The weaker-than-anticipated retail environment during the summer period leads us to now expect year-over-year sales for the quarter to be essentially flat compared to our original expectation of a mid-single-digit increase. Although we saw a pick up in written sales over the Labor Day weekend, the momentum was brief and subsequent activity has been sporadic. Our reduction in earnings guidance is primarily due to lower-than-expected sales volume, which is impacting both our wholesale upholstery and casegoods businesses as well as our company-owned retail stores.”

Darrow continued, “While volume has been challenging, our core wholesale businesses are expected to show improving margin trends both year over year and sequentially from our fiscal first quarter, demonstrating the changes we’ve made in these operations are enabling us to operate more efficiently even on lower volume. However, in our retail segment, where we have a higher fixed-cost structure and are continuing to address transitional issues in many of our markets, the decrease in volume is having a significant impact on our expected operating results.”

The company plans to report this year’s fiscal second quarter operating results after the market close on Tuesday, November 14, 2006 with its regular quarterly investor conference call the following morning, Wednesday, November 15, 2006 at 8:30 a.m. EST.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence; (b) changes in demographics; (c) changes in housing sales; (d) the impact of terrorism or war; (e) continued energy price changes; (f) the impact of logistics on imports; (g) the impact of interest rate changes; (h) the potential disruptions from Chinese imports; (i) inventory supply price fluctuations; (j) the impact of imports as it relates to continued domestic production; (k) changes in currency exchange rates; (l) competitive factors; (m) operating factors, such as supply, labor, or distribution disruptions including changes in operating conditions or costs; (n) effects of restructuring actions; (o) changes in the domestic or international regulatory environment; (p) not fully realizing cost reductions through restructurings; (q) ability to implement global sourcing organization strategies; (r) the impact of new manufacturing technologies; (s) the future financial performance and condition of independently operated dealers that we are required to consolidate into our financial statements or changes requiring us to consolidate additional independently operated dealers; (t) fair value changes to our intangible assets due to actual results differing from projected; (u) the impact of adopting new accounting principles; (v) the impact from natural events such as hurricanes, earthquakes and tornadoes; (w) the ability to turn around under-performing retail stores; (x) the impact of retail store relocation costs, the success of new stores or the timing of converting stores to the New Generation format; (y) the ability to procure fabric rolls or cut-and-sewn sets domestically or abroad; and (z) factors relating to acquisitions and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:
http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, Centurion, England, La-Z-Boy, and Sam Moore. The La-Z-Boy Casegoods Group companies are American Drew, Hammary, Kincaid, Lea, Clayton Marcus, and Pennsylvania House.

The corporation’s vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 334 stand-alone La-Z-Boy Furniture Galleries® stores and 315 La-Z-Boy In-Store Galleries, in addition to in-store gallery programs at the company’s Kincaid, Pennsylvania House, Clayton Marcus, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.